Exhibit 10.6
Execution Copy
THIRD AMENDED EQUITY ACQUISITION OPTION AGREEMENT
     This THIRD AMENDED EQUITY ACQUISITION OPTION AGREEMENT (the “Agreement”) is entered into as of Jan. 23, 2008 between:
HiSoft Technology (Dalian) Co., Ltd., a wholly foreign-owned enterprise incorporated under the laws of the People’s Republic of China (“PRC”), whose registered office is at No. 33, Lixian Street, Qixianling Industrial Base, Hi-Tech Zone, Dalian, PRC (hereinafter known as “HiSoft”), on one side;
and
the persons listed in Schedule 1 attached hereto (each an “Existing Shareholder”, and collectively the “Existing Shareholders”); and
Dalian Haihui Sci-Tech Company Limited , a joint stock limited company organized and existing under the laws of the PRC, whose registered office is at No. 35, Lixian Street, Qixianling Industrial Base, Hi-Tech Zone, Dalian, PRC (“Haihui Dalian”), on the other.
The parties to this Agreement are collectively referred to as the “Parties” and individually as a “Party.”
Recitals
WHEREAS, the persons listed in Schedule 2 attached hereto (the “Original Shareholders”), HiSoft and Haihui Dalian previously entered into a Second Amended Equity Acquisition Option Agreement, dated as of January 23, 2008 (the “Prior Agreement”), under which each of the Original Shareholders granted to HiSoft or persons designated by it an option to purchase the Original Shareholders’ shares in Haihui Dalian, on the terms and subject to the conditions set forth therein;
WHEREAS, as of the date of this Agreement, the Existing Shareholders are the sole record and beneficial owners of Haihui Dalian, holding the shares in Haihui Dalian in the percentages respectively set forth next to their names on Schedule 1, after certain share transfer transactions among the Original Shareholders and the Existing Shareholders;
WHEREAS, each Existing Shareholder is willing to accept the rights and obligations of the Original Shareholders under the Prior Agreement, except as otherwise amended hereby; and
     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the Parties hereto agree as follows:
3rd Amended Equity Acquisition Option Agreement

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AGREEMENT
1. GRANT OF OPTIONS
     1.1 Option to Purchase from Existing Shareholders. For good and valuable consideration, each of the Existing Shareholders hereby grants an option to HiSoft (each such option an “Option” and collectively the “Options”), exercisable on and subject to the terms and conditions hereof, for HiSoft or its nominee to purchase all and any part of the shares of Haihui Dalian held by such Existing Shareholder (the “Haihui Dalian Shares”) at the Purchase Price. The “Purchase Price” for the Haihui Dalian Shares to be transferred to HiSoft, or its nominee, upon exercise of this Option shall be RMB1.00, or a higher consideration to be agreed upon by the Parties if such higher consideration is required under applicable law then in force, and the relevant approval/registration authorities. HiSoft may sell, transfer, assign, charge, pledge, encumber or create any interest in favor of any party over or in relation to the Option, without the prior consent from or notice to the Existing Shareholders or Haihui Dalian.
     1.2 Option Terms. The Options shall not lapse or expire or terminate with respect to an Existing Shareholder unless and until (i) they are exercised in full or (ii) terminated by HiSoft and the Existing Shareholder in writing, (iii) the Existing Shareholder has otherwise transferred all the Haihui Dalian Shares held thereby to a party with the prior consent of HiSoft (the “Option Termination Date”).
     Each Option granted by an Existing Shareholder hereunder may be exercised by HiSoft in favor of any persons nominated by HiSoft separately or together, on one or more occasions, in each case for all or any portion of the Haihui Dalian Shares, by written notice to the Existing Shareholder (with a copy to Haihui Dalian) in substantially the form attached hereto as Exhibit A or in any other form to the satisfaction of HiSoft in its sole discretion (the “Exercise Notice”).
     1.3 Consequences of Exercise. Upon receipt by an Existing Shareholder of an Exercise Notice, such Existing Shareholder shall enter into an agreement with HiSoft or its nominee for the sale and purchase of the Haihui Dalian Shares in a customary form satisfactory to HiSoft and permitted under applicable law then in force and the relevant approval/registration authorities with immediate effect. Consummation of the sale and purchase of the Haihui Dalian Shares set forth in the Exercise Notice (“Option Exercise Closing”) shall take place in accordance with Section 2 hereof.
     1.4 Payment of Purchase Price by HiSoft. The Purchase Price will be paid by HiSoft or its nominee at or prior to the Option Exercise Closing.
     1.5 Cooperation by Existing Shareholders. Each of the Existing Shareholders agrees that, with effect from the date of this Agreement, he shall exercise his rights as a holder of the Haihui Dalian Shares in accordance with the terms of this Agreement.

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2. OPTION EXERCISE CLOSING; DELIVERIES
     2.1 Pre-closing Obligations; General. Prior to Option Exercise Closing and within 30 business days after the date of the Exercise Notice or such other period as HiSoft and the relevant Existing Shareholder(s) may agree, each of the Existing Shareholders and Haihui Dalian shall approve, enter into, execute and deliver all such documents as shall be necessary to effect the transfer of the relevant Haihui Dalian Shares, take all such actions and submit all such documents as may be required by the relevant approval/registration authorities, including but not limited to the following:
          (a) Adopt a resolution of the Existing Shareholders approving the transfer of the Haihui Dalian Shares by the Existing Shareholders to HiSoft or its nominee pursuant to HiSoft’s exercise of the Option;
          (b) Make filings with all relevant authorities for the transfer of the Haihui Dalian Shares as required by applicable laws and regulations.
     2.2 The Option Exercise Closing. The Option Exercise Closing shall be held on the date immediately after the completion of the actions set forth in Section 2.1 above (and Section 2.4, where applicable) but no later than 3 months after the issue date of the Exercise Notice or such other date as HiSoft and the transferring Existing Shareholders may agree, at a time and place agreed to by HiSoft and the transferring Existing Shareholders.
2.3	Deliveries. At the Option Exercise Closing
          (a) Haihui Dalian shall deliver to HiSoft the following documents on behalf of the transferring Existing Shareholder(s):
(i)	certified true copies of any and all documents filed with relevant authorities in accordance with Section 2.1(b) above and any and all documents issued by such authorities in response, if any;

(ii)	original share certificate(s) under the name of HiSoft or its nominee (as applicable) representing the number of Haihui Dalian Shares acquired from the transferring Existing Shareholders; and

(iii)	a certified true copy of the updated register of shareholders of Haihui Dalian showing HiSoft or its nominee (as applicable) being a shareholder of Haihui Dalian holding the number of Haihui Dalian Shares acquired from the transferring Existing Shareholders.
          (b) The transferring Existing Shareholder(s) and Haihui Dalian shall deliver to HiSoft such other documents as may be necessary to transfer good title to the Haihui Dalian Shares being transferred.
          (c) HiSoft, or its nominee, shall deliver to the transferring Existing Shareholder(s) the relevant Purchase Price.

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     2.4 Conversion into an FIE. Without limiting the generality of Sections 2.1 through 2.3 above, in the event upon exercise of the Options, HiSoft requires the relevant Haihui Dalian Shares to be transferred to a nominee who is a foreign entity or person, which would require the conversion of Haihui Dalian into a foreign invested enterprise under PRC law (an “FIE”), then prior to Option Exercise Closing and within 30 business days after the date of the Exercise Notice or such other period as HiSoft and the Existing Shareholders may agree, the Existing Shareholders and Haihui Dalian shall approve, enter into, execute and deliver all such documents, including without limitation, shareholder resolutions, a joint venture contract or shareholders agreement (as appropriate), and articles of association in such form and substance satisfactory to HiSoft, and take all such actions as shall be necessary to effect the conversion of Haihui Dalian into an FIE, including obtaining the approval and consent of all competent authorities. Upon Option Exercise Closing, Haihui Dalian shall deliver such other documents in addition to those in Section 2.3 above that are in connection with or evidence the conversion of Haihui Dalian into an FIE in such form and substance satisfactory to HiSoft.
3. PROTECTIVE PROVISIONS
     3.1 Restrictions on Transfers. Until the Option Termination Date, no Existing Shareholder shall sell, assign, pledge, exchange, hypothecate or otherwise transfer or dispose of any Haihui Dalian Shares, unless required by a court order, in which case the Existing Shareholder shall immediately notify HiSoft in writing. Haihui Dalian shall refuse to recognize or register any purported transfer of the Haihui Dalian Shares in violation of this Section 3.1.
     3.2 Registered Capital of Haihui Dalian. Neither the Existing Shareholders nor Haihui Dalian shall take any action to increase or otherwise change the registered capital of Haihui Dalian at any time prior to the Option Termination Date without the prior written consent of HiSoft.
     3.3 Representations, Warranties and Undertakings of the Existing Shareholders. Each Existing Shareholder represents and warrants and agrees to undertake as follows:
          (a) At each Option Exercise Closing, the Existing Shareholder will own the entire legal and beneficial interest in his Haihui Dalian Shares (save for such equity interest previously transferred pursuant to this Agreement) and have full and effective rights to dispose of the Haihui Dalian Shares. There is and shall be no pledge, guaranty or other third party rights and interests imposed on the Haihui Dalian Shares, and the Haihui Dalian Shares shall be fully paid up.
          (b) As of the date of this Agreement, the Existing Shareholder is and shall be the legal and beneficial owner of 100% of his Haihui Dalian Shares save any Haihui Dalian Shares transferred to HiSoft or its nominees pursuant to this Agreement, and shall not impose any pledge, guaranty and any other encumbrances on the Haihui Dalian Shares during the term hereof except as otherwise provided herein.
          (c) The Existing Shareholder waives any and all his pre-emptive rights, if any, to purchase the Haihui Dalian Shares and consent to each exercise by HiSoft and/or its

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nominee of the Option in whole or in part at any time or from time to time.
          (d) The Existing Shareholder is a PRC entity or citizen.
     3.4 Joint and Several Representations, Warranties and Undertakings of the Existing Shareholders and Haihui Dalian. Each of the Existing Shareholders and Haihui Dalian jointly and severally represents and warrants and agrees to undertake as follows:
          (a) The execution and performance of this Agreement shall not and does not in any way violate any agreements and contracts to which he is a party, and to his best knowledge, shall not and does not violate any laws or regulations, license, order, judgment, decree.
          (b) The business of Haihui Dalian shall comply with all applicable laws, regulations and rules and shall not breach any aforesaid laws, regulations and rules.
          (c) During the term of this Agreement, unless HiSoft or HiSoft Technology International Limited (“HiSoft Cayman”) otherwise consents to in writing or otherwise in accordance with the Third Amended Strategic Cooperation Agreement dated the same date herewith between HiSoft, on one hand, and Haihui Dalian together with the Existing Shareholders, on the other, Haihui Dalian shall:
(i)	carry on its business as a going concern in, and only in, the ordinary course;

(ii)	maintain with its best efforts the existing organizational structure and senior management personnel;

(iii)	keep normal business operation and ensure there is no substantial negative impact on Haihui Dalian’s goodwill and operation after any Option Exercise Closing;

(iv)	keep its tangible assets in a good condition except wear and tear;

(v)	not transfer its assets or impose mortgage, pledge, guaranty on its assets;

(vii)	collect due account receivable and otherwise exercise creditor’s rights and pay due account payable and other debts on schedule in daily business;

(viii)	comply with laws and regulations in connection with its estates, assets, accounts or business;

(ix)	except in the ordinary course of business, promptly keep HiSoft informed of any events which may have a material effect on its business in writing;

(x)	not enter into any settlement or waiver or alteration of any claims or any other rights in a lawsuit without the prior consent of HiSoft;

(xi)	not modify or supplement its constitutional documents, unless necessary if and when the Option is exercised by HiSoft and/or its nominee;

(xii)	not merge with or make an investment in any third party, nor acquire or dispose of any of its assets outside the ordinary course of business;

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(xiii)	not enter into any abnormal or unusual contracts or any commitments or transactions with any third parties or with any of the Existing Shareholders or incur any liability, debt or obligations or guarantee and/or assume any obligations or liabilities of any other persons outside the ordinary course of business;

(xiv)	provide documents related to its operation upon HiSoft’s reasonable request, and permit HiSoft to have an on-site investigation on the condition that HiSoft would not interfere with its daily business unreasonably;

(xv)	consent to being examined by HiSoft regarding its estates, assets, business and any other documents mentioned in the Amended Equity Acquisition Agreement;

(xvi)	allow HiSoft to contact its clients and creditors directly;

(xvii)	not make any material changes in its business as it currently conducts;

(xviii)	not distribute any profits;

(xix)	not make any material changes to the number of its employees;

(xx)	not make any material changes to its business plans and budgets;

(xxi)	not enter into a winding-up, any bankruptcy proceedings or liquidation or apply for the appointment of a receiver.
          (d) Haihui Dalian shall use its best efforts to amend any contracts with any third parties if so requested by HiSoft for the purpose of ensuring HiSoft’s interests hereunder.
          (e) Haihui Dalian is an independent legal person, duly organized, validly existing and in good standing under the laws and regulations of the PRC and has all requisite corporate power and authority and legal right to conduct its business, to assume its liabilities with respect to the assets under its operation and management and to execute and deliver, and to perform all of its obligations under this Agreement.
          (f) There are no actions, suits or proceedings pending or, to the knowledge of the Existing Shareholders and Haihui Dalian, threatened against Haihui Dalian and/or any of the Existing Shareholders or the ownership or any assets or properties of Haihui Dalian and/or any of the Existing Shareholders before any court, arbitrator or governmental department, commission, board, bureau, agency, authority, or instrumentality, domestic or foreign (including, without limitation, any regulatory commission of any jurisdiction), which, if determined adversely against Haihui Dalian and/or any of the Existing Shareholders, would, singly or in the aggregate, have a material adverse effect on the business, operations, prospects or assets or financial or other condition of Haihui Dalian or the transactions contemplated by this Agreement.
     3.5 Continuing Effect of the Representations and Warranties. Existing Shareholders and Haihui Dalian shall (i) ensure that all of the representations and warranties set forth in Section 3.3 and Section 3.4 will be true and accurate at all times during the continuance in force of this Agreement as if made on any date subsequent; and (ii) without delay, deliver a notice in writing to HiSoft upon the occurrence of any events, facts. conditions and changes or any other matters which have caused or may cause a substantial adverse consequence to Haihui Dalian or breach of this Agreement.

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    For the purpose of this Section 3, the term Haihui Dalian shall include any subsidiaries of Haihui Dalian.
4. CONFIDENTIALITY
     No Existing Shareholder shall without the prior written approval of HiSoft make any announcement concerning or otherwise disclose or divulge any information concerning Haihui Dalian or its business or the entering into or the performing of this Agreement or any related agreements.
     Existing Shareholders shall at all times after the date of this Agreement keep confidential, and not directly or indirectly reveal, disclose or use for his own or any other purposes, any confidential information concerning Haihui Dalian or its business or any information with respect to the negotiation relating to this Agreement; the subject matter and/or provisions of this Agreement; or any other party hereto, except that the restriction contained in this Section 4 shall not apply to (i) information which was already in the public domain or otherwise known to the public prior to any such disclosure; and (ii) information the disclosure of which is necessary in order to comply with applicable law, the order of any court, the requirements of a stock exchange or other governmental or regulatory authority or to obtain tax or other clearances or consents from any relevant authority.
     Upon any Existing Shareholder ceasing to be a shareholder of Haihui Dalian, such Existing Shareholder shall return and deliver to Haihui Dalian all materials and information relating to Haihui Dalian or its business.
     The Parties agree that this Section 4 remains valid during and after the term of this Agreement whether this Agreement has been modified, rescinded, or terminated.
5. PURCHASE/REPURCHASE RIGHT FOR SHARES IN HISOFT TECHNOLOGY INTERNATIONAL LIMITED
     To ensure enforcement of this Agreement as intended by the Parties, in the event of any material violation of this Agreement by an Existing Shareholder, Kaiki Inc., a British Virgin Islands company (the “Founder”), provided the defaulting Existing Shareholder is not a shareholder (either direct or beneficial) of the Founder, and the holders of Series A Preferred Shares, Series A-1 Preferred Shares and/or Series B Preferred Shares (each an “Investor”) of HiSoft Cayman shall have the first right to purchase, and HiSoft Cayman shall have the second right to repurchase, up to all the common shares of HiSoft Cayman indirectly owned by such Existing Shareholder through the Founder at the then current par value, exercisable at the discretion of the Founder, the Investor(s) and/or HiSoft Cayman, as applicable, all subject to the terms and conditions of certain share purchase agreement and certain investors’ rights agreement entered into or to be entered into among the shareholders of HiSoft Cayman and other Parties to the extent permitted under applicable law then in force and the relevant approval/registration authorities.

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6. MISCELLANEOUS
     6.1 Effectiveness and Term. This Agreement shall take effect upon duly execution by the Parties until terminated in writing by the Parties or until the Existing Shareholders have transferred all the shares held thereby of Haihui Dalian to HiSoft or its nominee in accordance with this Agreement.
     6.2 Assignment. This Agreement may not be assigned by any Existing Shareholder or Haihui Dalian without the prior written consent of HiSoft. HiSoft may assign this agreement without the consent of any Existing Shareholder or Haihui Dalian. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns.
     6.3 Further Assurances. From and after the date of this Agreement, upon the request of HiSoft, the Existing Shareholders and Haihui Dalian shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.
     6.4 Amendment; Termination. This Agreement may only be amended or terminated by written consent of all the Parties hereto.
     6.5 Governing Law. This Agreement shall be governed by the laws of the PRC.
     6.6 Dispute Resolution. The Parties shall attempt to settle any dispute arising from the interpretation or performance of this Agreement or in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation within 30 days after a Party requests such consultation, a Party may submit such dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”). The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. There shall be one arbitrator, who shall be mutually agreed by the Parties hereto. In the absence of an agreement between the parties on the appointment of the arbitrator, the chairman of CIETAC shall designate the arbitrator. The arbitration award shall be final and binding upon the parties and shall be enforceable in accordance with its terms.
     6.7 Notices. Any and all notices hereunder shall be in writing. A notice shall be deemed effective upon delivery if hand delivered or three (3) business days after deposit with an international courier service or in the mail addressed to the intended recipient at the address set forth herein or otherwise provided by the recipient; if sent by facsimile, it shall be deemed delivered immediately, provided that if it is delivered after 5:00 p.m. on a certain day, it shall be deemed delivered on the next business day.
To HiSoft:
Hisoft Technology (Dalian) Co., Ltd
No. 33 Lixian Street, Hi-Tech Zone, Dalian, China, 116023,
Attn. Ms. Zhang Wei,
Fax: +86-411-84791350
To an Existing Shareholder:

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As set forth on Schedule 1 hereof.
To Haihui Dalian:
Dalian Haihui Sci-Tech Company Limited
c/o HiSoft Technology (Dalian) Co., Ltd.
No. 33 Lixian Street, Hi-Tech Zone, Dalian, China, 116023,
Attn. Ms. Zhang Wei,
Fax: +86-411-84791350
     6.8 Termination of the Amended Equity Acquisition Agreement. This Agreement shall be terminated on the Option Termination Date.
     6.9 Entire Agreement. This Agreement, together with any exhibits attached hereto, constitutes the entire understanding of the Parties with respect to the subject hereof, and supersedes all prior oral or written agreements among the Parties.
     6.10 Counterparts. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one instrument.
Signature Page Follows

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year herein above first written. HISOFT: HiSoft Technology (Dalian) Co., Ltd.
By: Name: Title:
EXISTING SHAREHOLDERS: LI Shi ZHANG Xin as an individual as an individual
WANG Jiuchang as an individual HAIHUI DALIAN: Dalian Haihui Sci-Tech Company Limited By: Name: Title:

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SCHEDULE 1
Existing Shareholding Structure of Haihui Dalian
Total Registered Capital: RMB6,909,709

#	Name	Ownership %	Registered Capital	Contact Address
1	Ll Shi	30%	RMB2,072,913	6/F, Haya Plaza, No. 1, Shangdi
	PRC ID No. 110105196101272110			East Road, Haidian District,
				Beijing 100085, China
				Fax: +86-10-5987-5588
2	ZHANG Xin	35%	RMB2,418,398	6/F, Haya Plaza, No. 1, Shangdi
	PRC ID No. 150202197311211218			East Road, Haidian District,
				Beijing 100085, China
				Fax:+86-10-5987-5588
3	WANG Jiuchang	35%	RMB2,418,398	No.33 Lixian Street, Hi-Tech
	PRC ID No. 210211195210265835			Zone, Dalian, China, 116023,
				Fax:+86-0411-84791350
3rd Amended Equity Acquisition Option Agreement

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SCHEDULE 2
Original Shareholding Structure of Haihui Dalian
Total Registered Capital: RMB6,909,709

#	Name	Ownership %
1	LI Yuanming	96%
	PRC ID No.21021119560326581X
2	WANG Xingwei	1%
	PRC ID No. 210602196308213515
3	TAN Jikui	1%
	PRC ID No.210255700720029
4	WANG Zhuohong	1%
	PRC ID No. 210211196606095822
5	HE Qing	1%
	PRC ID No.220203196610013617
3rd Amended Equity Acquisition Option Agreement

EXHIBIT A
Form of Exercise Notice
Date:

To:	[insert name of relevant Existing Shareholder] [insert address of relevant Existing Shareholder]
Dear Sir,
Notice of Exercise of Option regarding Equity Interest in Dalian Haihui Sci-Tech Company Limited (“Haihui Dalian”)
Reference is made to the Third Amended Equity Acquisition Option Agreement (“Amended Equity Acquisition Agreement”) dated [     ] between HiSoft Technology (Dalian) Co., Ltd. (the “Company”), Haihui Dalian, you as one of the “Existing Shareholders” to the Third Amended Equity Acquisition Agreement, and some other parties.
Words and expressions defined in the Amended Equity Acquisition Agreement have the same meanings when used in this Exercise Notice.
In accordance with Section 1.2 of the Amended Equity Acquisition Agreement, we notify you that we hereby:
          (a) exercise the Option; and
          (b) require you to sell us the following number of shares of Haihui Dalian currently held by you:
      [insert number] shares representing [insert percentage] % of total share capital of Haihui Dalian.
Cordially,
HiSoft Technology (Dalian) Co., Ltd.

By:
Name:
Title:

Copy: Dalian Haihui Sci-Tech Company Limited
3rd Amended Equity Acquisition Option Agreement